Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

NATCO Group Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-71480, 333-111298, 333-117164 and 333-32020) on Form S-8 of NATCO Group Inc. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of NATCO Group Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, and management’s assessment of the effectiveness of internal control over reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of NATCO Group Inc.

Our report refers to a change in the method of accounting for asset retirement obligations.

/s/ KPMG LLP

Houston, Texas

March 15, 2006